                                                                   EXHIBIT 99.1



FOR IMMEDIATE DISTRIBUTION

CONTACT:    Corporate Communications            Investor Relations
            404-715-2554                        404-715-6679


                           DELTA AIR LINES ANNOUNCES
                 PROPOSED OFFERING OF CONVERTIBLE SENIOR NOTES


ATLANTA, May 27, 2003 - Delta Air Lines (NYSE:DAL) today announced that it intends to offer, subject to market and other conditions, approximately $300 million aggregate principal amount of Convertible Senior Notes due 2023, through an offering to qualified institutional buyers pursuant to Rule 144A, and to non-U.S. persons pursuant to Regulation S, under the Securities Act of 1933, as amended (the "Securities Act").

         In addition, Delta expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $50 million principal amount of the notes.

         The interest rate, conversion rate (including the circumstances in which a holder may convert its securities) and offering price are to be determined by negotiations between Delta and the initial purchasers of the notes.

         This announcement is neither an offer to sell nor the solicitation of an offer to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

         The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.